Exhibit 10.1

THIRD AMENDMENT TO DEMAND SECURED PROMISSORY NOTE
AND LOAN MODIFICATION AGREEMENT

THIS THIRD AMENDMENT TO DEMAND SECURED PROMISSORY NOTE AND LOAN MODIFICATION AGREEMENT (the "Agreement"), is made as of this 3rd day of April, 2007, by and among BCI Communications, Inc., ("Borrower") and Berliner Communications, Inc. f/k/a Novo Networks, Inc. and Richard B. Berliner, pursuant to his Validity Guaranty (“Validity Guarantor”) (collectively, Berliner and Individual Guarantor may be referred to as the “Guarantors”) and PRESIDENTIAL FINANCIAL CORPORATION OF DELAWARE VALLEY, a New Jersey corporation (the "Lender").

RECITALS

Pursuant to the Loan Agreement and Security Agreement dated February 22, 2005 ("Loan Agreement"), as amended, between the Borrower and the Lender, the Lender agreed to make available to the Borrower a line of credit in accordance with, and subject to, the provisions of the Loan Agreement. The Borrower’s obligation to repay the line of credit, with interest and other fees and charges, is evidenced by a Demand Secured Promissory Note, dated February 22, 2005 (the "Promissory Note"), as amended, in the principal amount of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000.00). The indebtedness, obligations and liabilities of the Borrower under and in connection with the line of credit are guaranteed by the Guarantors pursuant to the terms of certain guaranty agreements, dated February 22, 2005, executed by the Guarantors (collectively "Guaranty Agreements"). The Loan Agreement, Promissory Note, the Addendum to Promissory Note, the Second Amendment to Promissory Note, the Guaranty Agreements, and all documents now in existence from Borrower and the Guarantors, and hereafter executed by the Borrower, the Guarantors or any other party, to evidence, secure, or guaranty, in connection with the Borrower’s indebtedness and obligations to Lender, including this amendment and documents executed in connection herewith, are hereinafter referred to as the "Loan Documents".

The Second Amendment to Demand Secured Promissory Note and Loan Modification Agreement, dated July 10, 2006, increased the total credit line to Two Million Five Hundred Thousand Dollars ($2,500,000.00).

The parties wish to increase the available line of credit under the Loan Documents from Two Million Five Hundred Thousand Dollars ($2,500,000.00) to Eight Million Dollars ($8,000,000.00), subject to the terms and conditions of this Agreement.

The parties wish to change the service charge rate, under the Loan Documents, from 1.00% every thirty days to 0.25% of the average daily loan balance for the month, subject to the terms and conditions of this Agreement and of the Loan Documents.

The parties wish to change the monthly minimum charge from a monthly minimum service charge requirement of $1,500.00 to a minimum monthly loan balance requirement of $1,500,000.

The parties wish to decrease the interest rate charge under the Loan Documents from two percent (2.0%) per annum above the prime rate of interest quoted in The Wall Street Journal to one point five percent (1.5%) per annum above the prime rate of interest quoted in The Wall Street Journal.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties hereinafter set forth, it is hereby mutually agreed as follows:

1.  Recitals. Each of the parties hereto acknowledges that the above recitals are true and correct and incorporated herein by reference.

2.  Increase in the Line of Credit. The parties agree to increase the line of credit available to the Borrower under the Loan Documents from $2,500,000.00 to $8,000,000.00 and hereby amend the Promissory Note, the Loan Agreement and all other Loan Documents to reflect the increase in the principal amount of the line of credit from $2,500,000.00 to $8,000,000.00.

3.  Term Extension. The parties agree to extend the term of the line of credit available to the Borrower for period of 12 months from the date of this agreement under the terms of the Loan Documents, subject to extension as provided therein.

4. Service Charge Change. The parties agree that the service charge due Lender under the Loan Documents shall be a monthly service charge equal to 0.25% of the average daily loan balance for the month and hereby amend the Loan Documents accordingly.

5. Increase in Monthly Minimum Service Charge. The parties agree to change the monthly minimum charge from a monthly minimum service charge requirement of $1,500.00 to a minimum monthly loan balance requirement of $1,500,000 and the Loan Documents are hereby amended accordingly.

6. Decrease in the interest rate. The parties agree to decrease the interest rate charge under the Promissory Note from two percent (2.0%) per annum above the prime rate of interest quoted in The Wall Street Journal to one point five percent (1.5%) per annum above the prime rate of interest quoted in The Wall Street Journal, and the Loan Documents are hereby amended accordingly.

7. Representations and Warranties. In order to induce the Lender to enter into this Agreement and increase the line of credit pursuant hereto, the Borrower and each of the Guarantors (collectively the "Obligors") represent and warrant to the Lender that as of the date hereof (a) no event of default exists under the provisions of the Loan Documents, (b) all of the representations and warranties of the Obligors in the Loan Documents are true and correct on the date hereof as if the same were made on the date hereof, (c) the Collateral, as defined in the Loan Agreement, is free and clear of all assignments, security interest, liens and other encumbrances of any kind and nature whatsoever, except for (i) those granted or permitted under the provisions of the Loan Documents, (ii) those granted or permitted under the provisions of that certain Amended Subordination and Inter-Creditor Agreement, dated of even date herewith, between Lender and SIGMA Opportunity Fund, LLC, SIGMA Berliner, LLC, OPERIS Partners I, LLC, and Pacific Asset Partners, and (iii) those granted to J&J Leasing Partnership to secure a promissory note grated to J&J Leasing Partnership as part of the Borrower’s acquisition of Digital Communication Services, Inc. on February 28, 2007, with said promissory note being secured by a first priority security interest in certain purchased real estate, (d) the execution and performance by the Borrower under the Loan Agreement, as amended, will not (i) violate any provision of law, any order of any court or other agency of government, or the organizational documents and/or bylaws of Borrower, or (ii) violate any indenture, contract, agreement or other instrument to which the Borrower is party, or by which its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrower, and (e) this Agreement constitutes the legal, valid and binding obligations of the Obligors enforceable in accordance with its terms.

8. Ratification and No Novation; Validity of Loan Documents. The Obligors hereby ratify and confirm all of their obligations, liabilities and indebtedness under the provisions of the Loan Documents, as the same may be amended and modified by this Agreement, and agree to pay the indebtedness, and abide by the terms of the Loan Documents as and when required therein and as amended and modified by this Agreement. The Lender and the Obligors each agree that it is their intention that nothing in this Agreement shall be construed to extinguish, release or discharge or constitute, create or affect a novation of, or an agreement to extinguish (a) any of the obligations, indebtedness and liabilities of the Obligors, or any other party under the provisions of the Loan Documents, or (b) any assignment or pledge to the Lender of, or any security interest or lien granted to the Lender in, or on, any Collateral and security for such obligations, indebtedness, and liabilities. The Obligors agree that all of the provisions of the Loan Agreement, the Promissory Note, and the other Loan Documents shall remain and continue in full force and effect, as the same may be modified and amended by this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall control. Obligors have no existing claims, defenses (personal or otherwise) or rights of setoff whatsoever with respect to the obligations of the Obligors under the Loan Documents. Each of the Obligors furthermore agrees that each of them has no defense, counterclaim, offset, cross-complaint, claim or demand of any nature whatsoever that can be asserted as a defense against any claims of Lender or as a basis to seek affirmative relief and/or damages of any kind from the Lender.

9. Applicable Law, Binding Effect, etc. This Agreement shall be governed by the laws of the State of New Jersey and may be executed in any number of duplicate originals and counterparts, each of which, and all taken together, shall constitute one and the same instrument. This Agreement shall be binding upon, and inure to the benefit of, the Lender, the Borrower, and each of the Guarantors and their respective successors, heirs and assigns.

10. Expenses. Borrower hereby agrees to pay all out-of-pocket expense incurred by Lender in connection with the preparation, negotiation and consummation of this Agreement, and all other documents related thereto (whether or not any borrowing under the Loan Agreement as amended shall be consummated), including, without limitation, the fees and expenses of Lender’s counsel.

11. Effectiveness of this Agreement. This Agreement shall not be effective until the same is executed and accepted by Lender in the State of New Jersey.

IN WITNESS WHEREOF, the Lender, the Borrower, and each of the Guarantors have caused this Agreement to be duly executed, under seal, as of the day and year first above written.

Attest:	BORROWER: BCI Communications, Inc.

/s/ NICHOLAS DAY	/s/ RICH BERLINER	(SEAL)
Name: Nicholas Day Title: General Counsel	Name: Rich Berliner Title: Chief Executive Officer

Attest:	GUARANTORS: Berliner Communications, Inc. f/k/a Novo Networks, Inc.

/s/ NICHOLAS DAY	/s/ RICH BERLINER	(SEAL)
Name: Nicholas Day Title: General Counsel	Name: Rich Berliner Title: Chief Executive Officer

Witness:	Richard B. Berliner

/s/ NICHOLAS DAY	/s/ RICHARD B. BERLINER	(SEAL)
Name: Nicholas Day	Name: Rich Berliner

LENDER:

Attest:	Presidential Financial Corporation of Delaware Valley

/s/ TANYA CHANDO	/s/ ROBERT J. VANAMAN, JR.	(SEAL)
Name/Title: Tanya Chando AVP/Asst. Credit Mgr.	Name: Robert J. Vanaman, Jr. Title: President